Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES ANNOUNCES SETTLEMENT OF NORIT LITIGATION

Littleton, CO – August 30, 2011 – ADA-ES, Inc. (NASDAQ:ADES) (“ADA” or “Company”) today announced that it has entered into a Settlement Agreement with Norit Americas, Inc. and Norit International N.V. (collectively, “Norit”) pursuant to which the parties have agreed to settle all of their previously disclosed litigation, and that Norit also entered into a separate settlement agreement with other defendants involved in this dispute (collectively, the “Settlement Agreements”). The primary litigation took place before an arbitration panel, which rendered an interim award in April, 2011.

Under terms of the Settlement Agreements, ADA will pay Norit a lump-sum of $33 million on or before August 31, 2011, which ADA will fund using cash on hand. ADA has also agreed to pay Norit the sum of $7.5 million over the three-year period commencing on August 29, 2012, payable in three installments without interest of $2.5 million. The arbitration panel must confirm certain terms of the Settlement Agreements by the issuance of a Stipulated Final Award in order for the Settlement Agreements to become binding on the parties. In addition, as provided in the arbitration panel’s preliminary determination, ADA and certain other defendants (the “AC Joint Venture Entities”) remain jointly and severally liable for royalties to Norit on certain past and future sales of activated carbon (“AC”) through mid-2018 from the production facility owned by ADA Carbon Solutions (Red River), LLC, in which ADA indirectly holds a minority interest. ADA estimates that less than $1 million in royalties have accrued to date, which we also expect to pay using cash on hand, most of which is due by September 30, 2011. Future payments of amounts due under the Running Royalty Award for each quarter are payable three months after such quarter ends. As between ADA and certain AC Joint Venture Entities, there is a dispute concerning the extent to which ADA must reimburse those AC Joint Venture Entities for any running royalties paid by those AC Joint Venture Entities to Norit. In the Settlement Agreements, Norit consents to any transfer or relinquishment by ADA of its interest in the AC Joint Venture Entities to ECP and/or one or more of the AC Joint Venture Entities.

Dr. Michael D. Durham, President and CEO of ADA, commented, “We are committed to serving the needs of our customers in the power generation industry and have overcome challenges to assure that they now have access to sufficient high-quality AC at a reasonable price to meet their needs for mercury control. We vehemently disagree with the decision by the Arbitrators and strongly feel that there was no unauthorized use of any trade secrets on our part. However, now that this settlement is behind us, we can focus our resources on the tremendous growth opportunities we are seeing as a result of rapidly developing markets for our emission control technologies. We remain optimistic for the remainder of 2011 and beyond, and we continue to be extremely busy executing on projects that we believe will position ADA as the market leader in clean coal technology.”

About ADA-ES

ADA-ES is a leader in clean coal technology and the associated specialty chemicals, serving the coal-fueled power plant industry. Our proprietary environmental technologies and specialty chemicals enable power plants to enhance existing air pollution control equipment, minimize mercury, CO2 and other emissions, maximize capacity, and improve operating efficiencies, to meet the challenges of existing and pending emission control regulations.

ADA-ES News Release August 30, 2011	- 2 -

With respect to mercury emissions:

•	We supply activated carbon (“AC”) injection systems, mercury measurement instrumentation, and related services.

•

Under an exclusive development and licensing agreement with Arch Coal, we are developing and commercializing an enhanced Powder River Basin (“PRB”) coal with reduced emissions of mercury and other metals.

•

Through our consolidated subsidiary, Clean Coal Solutions, LLC (“CCS”), we provide our patented refined coal technology, CyClean, to enhance combustion of and reduce emissions from burning PRB coals in cyclone boilers.

In addition, we are developing CO2 emissions technologies under projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding the issuance by the arbitration panel of the Stipulated Final Award, the amount of estimated royalties due to Norit, and our relative position in the clean coal technology market. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, the arbitration panel’s willingness to issue the Stipulated Final Award, the exact amount of past due and current royalties owing to Norit, our ability to satisfactorily resolve the indemnity claims related to the Norit litigation, as well as other business related difficulties or complications that could impact our ability to execute on available opportunities, including lack of working capital to operate our businesses and meet our obligations, changes in laws and regulations, availability of government funding, prices, economic conditions and market demand, timing and impact of new and pending laws and regulations and any legal challenges to them, the impact of competition, availability, cost of and demand for alternative energy sources and other technologies, technical, start-up and operational difficulties, inability to commercialize our technologies on favorable terms; our inability to ramp up our operations to effectively address expected growth in our target markets, availability of raw materials and equipment for our businesses; loss of key personnel, risks related to CCS, including failure of its leased facilities to continue to produce coal which qualifies for IRS Section 45 tax credits, plant outages, seasonality, inability to obtain permits, termination of the leases for such facilities, decreases in the production of RC and failure to build and install additional RC facilities to meet the placed-in-service date of January 1, 2012, and other factors that we discuss in greater detail in our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on our forward-looking statements and to consult filings we make with the SEC for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Contacts:
ADA-ES, Inc.	Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President & CEO	The Equity Group Inc.
Mark H. McKinnies, CFO	www.theequitygroup.com
(303) 734-1727	Melissa Dixon
www.adaes.com	(212) 836-9613
MDixon@equityny.com
Devin Sullivan
(212) 836-9608
DSullivan@equityny.com